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Exhibit 10.40

ROBERT T. GIAIMO
8708 Brook Road
McLean, Virginia  22102

                               November 9, 1998


Silver Diner, Inc.
Attn: Clinton A. Clark,
      Chairman, Compensation Committee
11806 Rockville Pike
Rockville, MD 20852

     RE:  FOUNDER'S EMPLOYMENT AGREEMENT

Dear Clint:

     This letter pertains to my employment agreement (the "Contract") with Silver Diner Development, Inc. (SDDI), dated August 28, 1995. Since SDDI was merged into Silver Diner, Inc. (the "Company"), all references in the Contract to SDDI shall mean the Company.

     This will advise you that I hereby agree that the Contract is amended, effective immediately, as follows:

     In the event of my termination for Involuntary Resignation, the maximum amount of the Involuntary Resignation Payment provided for in Section 7(c)(v) of the Contract shall not exceed three (3) times my Base Compensation, including all bonuses, for the Company's fiscal year immediately preceding the fiscal year in which the Involuntary Resignation occurs. To illustrate if the Involuntary Resignation were to occur with exactly four (4) years remaining in the then current term of the Contract, the Involuntary Resignation Payment would nevertheless be capped at three (3) times my Base Compensation, including all bonuses, for the immediately preceding fiscal year. On the other hand, if the Involuntary Resignation were to occur with exactly two (2) years remaining in the then current term of the Contract, the Involuntary Resignation Payment would equal two (2) times my Base Compensation, including all bonuses, for the immediately preceding year as is provided for in the Contract.

     Except as set forth in this letter, the Contract continues in full force and effect in accordance with its terms.

     I am pleased to make the foregoing modifications to my Contract, to be ratified by the Board in December.

                              Sincerely,



                              Robert T. Giaimo